Exhibit 2.2

FORM OF COMPANY STOCKHOLDER SUPPORT AGREEMENT

COMPANY STOCKHOLDER SUPPORT AGREEMENT, dated as of [●], 2019 (this “Agreement”), by and between EMD Group Holding II, Inc., a Delaware corporation (“Parent”), and the stockholder identified on the signature pages hereto (the “Stockholder”).

WHEREAS, concurrently herewith, Intermolecular, Inc., a Delaware corporation (“Indigo”), EMD Performance Materials Semiconductor Services Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Parent are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Indigo on the terms and conditions set forth therein, with Indigo surviving such merger as a wholly owned subsidiary of Parent (the “Merger”), and, in connection therewith, the Company Shares issued and outstanding immediately prior to the Effective Time, other than any Canceled Company Shares and Dissenting Company Shares, will, without any further action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the Beneficial Owner of, and has the right to vote and dispose of, the number of Company Shares set forth on the signature page of the Stockholder hereto (such Company Shares, together with any other capital stock of Indigo with respect to which the Stockholder acquires Beneficial Ownership after the date hereof, whether acquired directly or indirectly, including, without limitation, by purchase, upon the exercise of Company Options or warrants to purchase Company Shares, the conversion of Company RSU Awards or other convertible securities or otherwise, and any other securities issued by Indigo that are entitled to vote on the adoption of the Merger Agreement and Beneficially Owned by the Stockholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);

WHEREAS, receiving the Required Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Parent and Merger Sub to enter into the Merger Agreement and incur the obligations therein, Parent and Merger Sub have required that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.    Definitions.

For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases, and correlative forms shall have the meanings assigned to them in this Section 1.

(a) “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstances). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

(b) “Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.

Section 2.    Agreement to Vote, Restrictions on Voting and Dispositions, Revocation of Proxies, Irrevocable Proxy.

(a)    Agreement to Vote Company Shares. The Stockholder irrevocably and unconditionally hereby agrees that, from the date hereof until the Expiration Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of Indigo’s stockholders, however called or in connection with any written consent of Indigo’s stockholders, the Stockholder will (x) appear at such meeting or otherwise cause its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted all of the Shares Beneficially Owned by the Stockholder as of the relevant time (the “Owned Shares”) (1) in favor of (A) the adoption of the Merger Agreement and approval the Merger and the other transactions contemplated by the Merger Agreement and (B) any proposal to adjourn or postpone such meeting of stockholders of Indigo to a later date if there are not sufficient votes to approve the Merger, (2) against any Acquisition Proposal, without regard to any recommendation to the stockholders of Indigo by the Company Board concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or any other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (3) against any agreement, amendment of any agreement (including the Certificate of Incorporation and Bylaws of Indigo), or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement or (4) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of Indigo in the Merger Agreement. For the avoidance of doubt, nothing in this Agreement, including the proxy granted in Section 2(e), shall in any way limit the Stockholder’s right to vote his, her or its Shares in its sole discretion on any other matters that may be submitted to the vote, consent or other approval of or by the stockholders of Indigo, at any annual, special or other meeting of Indigo’s stockholders called, and at every adjournment or postponement thereof.

(b)    Restrictions on Transfers. The Stockholder hereby agrees that, from the date hereof until the Expiration Time, the Stockholder shall not, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, tender, exchange, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Shares (collectively “Transfer”) other than Transfers (i) with Parent’s prior written consent, (ii) by operation of law or in connection with bona fide estate planning purposes to his or her Affiliates or immediate family members (i.e., spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild), (iii) to any direct or indirect partner, limited partner, member, stockholder or other equityholder of the Stockholder, (iv) to any investment fund controlled, directly or indirectly, by the Stockholder, or any respective successor in interest thereto and (v) upon the exercise or conversion of Company Options, Company RSU Awards or warrants to purchase Company Shares, in each case, to the Company (x) in payment of the exercise price of such Company Options or warrants to purchase Company Shares or (y) in order to satisfy Taxes applicable to the exercise or conversion of such Company Options, Company RSU Awards or warrants to purchase Company Shares, provided that as a condition to such Transfer (other than Transfers permitted pursuant to clause (v) of this Section 2(b)), such transferee shall execute an agreement that is identical to this Agreement (except to reflect the change in the identity of the Stockholder) and provided, further that the Stockholder shall remain jointly and severally liable for the breaches of any of the terms hereof by any such transferee. Any Transfer in violation of this provision shall be void. The Stockholder further agrees to authorize and request that Indigo notify Indigo’s transfer agent, if any, or registrar that there is a stop transfer order with respect to all of the Shares and that this Agreement places limits on the voting of the Shares.

(c)    Transfer of Voting Rights. The Stockholder hereby agrees that, from the date hereof until the Expiration Time, other than pursuant to this Agreement, the Stockholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

(d)    Inconsistent Agreements. The Stockholder hereby agrees that, from the date hereof until the Expiration Time, he, she or it shall not enter into any agreement, contract or understanding with any person (other than Parent) directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner which is inconsistent with this Agreement.

(e)    Irrevocable Proxy. The Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, until the Expiration Time (at which time the proxy granted by this Section 2(e) shall automatically terminate), its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect to the Shares in accordance with Section 2(a). The proxy and power of attorney granted by the Stockholder is given to secure the performance of the duties of the Stockholder under Section 2(a) and Parent agrees not to exercise the proxy granted by this Section 2(e) for any purpose other than with respect to the matters set forth in Section 2(a). The Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy within two (2) Business Days of the reasonable request of Parent. The proxy and power of attorney granted by the Stockholder shall be irrevocable, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, shall revoke any and all prior proxies granted by the Stockholder with respect to the Shares and shall automatically terminate at the Expiration Time. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the bankruptcy, death, or incapacity of the Stockholder.

Section 3.    Non-Solicit. Except as expressly permitted pursuant to the exceptions set forth in Sections 4.3 and 5.2 of the Merger Agreement as applied to the Stockholder mutatis mutandis, the Stockholder shall not, and shall use his, her or its reasonable best efforts to cause his, her or its affiliates and each of their respective officers, directors, employees and Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of providing non-public information regarding the Company or its Subsidiaries), any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) solicit, initiate, knowingly encourage or participate or engage in any discussions or negotiations regarding, or furnish to any Person (other than Parent, Merger Sub and their Representatives) any non-public information with respect to or in connection with, or take any other action to facilitate or encourage the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, or continue, engage or participate in any negotiations concerning an Acquisition Proposal, (iii) solicit proxies or become a participant in the solicitation of proxies with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action with respect to an Acquisition Proposal, (iv) initiate a stockholders’ vote or action by consent of Indigo’s stockholders with respect to an Acquisition Proposal, (v) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Indigo that takes any action in support of an Acquisition Proposal, or (vi) approve, endorse or recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, or execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or other similar agreement (whether or not binding) with respect to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 4.3(c) of the Merger Agreement).

Section 4.    Representations, Warranties and Covenants of the Stockholder.

(a)    Representations and Warranties. The Stockholder represents and warrants to Parent as follows:

(i)    Capacity. The Stockholder has full power and authority and legal capacity to enter into and perform his, her or its obligations under this Agreement (including the power and authority to grant the proxy described in Section 2(e) above). Except for (A) compliance with any applicable requirements of federal and state securities laws, (B) compliance with any rules of The NASDAQ Global Select Market and (C) actions or filings the failure of which to be taken, made or obtained has not and would not reasonably be expected to prevent or materially delay the Stockholder’s performance of his, her or its obligations under this Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Body is necessary on the part of the Stockholder for the valid execution, delivery and performance of this Agreement by the Stockholder. If the consent of the Stockholder’s spouse is necessary under any “community property” or other laws in order for the Stockholder to enter into and perform his, her or its obligations under this Agreement, the spousal consent attached to this Agreement has been duly and validly executed and delivered by the Stockholder’s spouse.

(ii)    Due Authorization. This Agreement has been duly and validly executed and delivered by the Stockholder and the execution, delivery and performance of this Agreement by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder.

(iii)    Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(iv)    Non-Contravention. Assuming that each of the actions and filings referred to in Section 4(a)(i) are taken, made and obtained and any applicable waiting periods related thereto have expired, the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations hereunder will not violate or conflict with, result in a breach, or constitute a default under (with or without notice or lapse of time or both), any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Stockholder is a party or by which the Stockholder is bound, or any statute, rule or regulation to which the Stockholder is subject, in each case, other than as would not reasonably be expected to prevent or materially delay the Stockholder’s performance of his, her or its obligations under this Agreement. Except as contemplated by this Agreement, neither the Stockholder nor any of its Affiliates (a) has entered into any voting agreement or voting trust with respect to the Shares or entered into any other contract relating to the voting of the Shares or (b) has appointed or granted a proxy or power of attorney with respect to the Shares, in either case, which is inconsistent with the Stockholder’s obligations pursuant to this Agreement.

(v)    Ownership of Shares. Except the proxy granted and the restrictions in favor of Parent pursuant to this Agreement, and except for such transfer restrictions of general applicability as may be provided under federal or state securities laws, the Stockholder Beneficially Owns all of the Shares, as applicable, free and clear of any proxy, voting restriction, adverse claim, pledge, security interest, voting trust or agreement, understanding or arrangement, or other encumbrance or lien and has sole voting power and sole power of disposition with respect to the Shares with no restrictions on the Stockholder’s rights of voting or disposition pertaining thereto and no person other than the Stockholder has any right to direct or approve the voting or disposition of any of the Owned Shares. As of the date hereof, the number of Owned Shares equals the number of Shares set forth on the Stockholder’s signature page hereto.

(vi)    Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that could reasonably be expected to restrict or prohibit (or, if successful, could reasonably be expected to restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by Parent or the Stockholder of their respective obligations under this Agreement on a timely basis.

(vii)    Reliance. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.

(b)    Covenants. From the date hereof until the Expiration Time:

(i)    the Stockholder agrees not to intentionally and knowingly take any action that would (A) make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or (B) have the effect of preventing, impeding, or, in any material respect, interfering with or adversely affecting the performance by the Stockholder of its obligations under this Agreement; and

(ii)    the Stockholder agrees to promptly notify Parent of the number of any Company Shares with respect to which the Stockholder acquires Beneficial Ownership, if any, after the date hereof. Any such subsequently acquired Company Shares shall be Shares subject to the terms of this Agreement as though Beneficially Owned by the Stockholder on the date hereof.

Section 5.    Representations, Warranties of Parent.

(a)    Capacity. Parent is (A) duly organized and existing and in good standing under the laws of the jurisdiction of its organization and (B) has full corporate power and authority and legal capacity to enter into and perform its obligations under this Agreement. Except for (i) compliance with any applicable requirements of federal and state securities laws, (ii) compliance with any rules of The NASDAQ Global Select Market and (iii) actions or filings the failure of which to be taken, made or obtained would not reasonably be expected to prevent or materially delay Parent’s performance of its obligations under this Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Body is necessary on the part of Parent for the valid execution, delivery and performance of this Agreement by Parent.

(b)    Due Authorization. This Agreement has been duly and validly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent has been duly authorized by all necessary action on the part of Parent.

(c)    Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Stockholder, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(d)    Non-Contravention. Assuming that each of the actions and filings referred to in Section 5(a) are taken, made and obtained and any applicable waiting periods related thereto have expired, the execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations hereunder will not violate or conflict with, result in a breach, or constitute a default under (with or without notice or lapse of time or both), any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Parent is a party or by which Parent is bound, or any statute, rule or regulation to which Parent is subject, in each case, other than as would not reasonably be expected to prevent or materially delay Parent’s performance of its obligations under this Agreement.

Section 6.    Public Announcements.

(a) Parent consents to and authorizes the publication and disclosure by the Stockholder of the nature of its commitments and obligations under this Agreement and such other matters as may be required in connection with the transactions contemplated by the Merger Agreement in any Form 4, Schedule 13D, Schedule 13G or other disclosure required by the SEC or other Governmental Body to be made by the Stockholder in connection with the Merger. Nothing set forth herein shall limit any disclosure by the Stockholder to its or its Affiliates’ general or limited partners on a confidential basis.

(b) The Stockholder hereby authorizes the publication and disclosure by Parent and Indigo of the Stockholder’s identity and Beneficial Ownership of the Owned Shares and the nature of the Stockholder’s commitments and obligations under this Agreement in any announcement or disclosure required by the SEC and in any proxy statement filed in connection with the transactions contemplated by the Merger Agreement.

Section 7.    Conversion or Exercise. Nothing contained in this Agreement shall require the Stockholder (or shall entitle any proxy of the Stockholder) to (a) convert, exercise or exchange any Company Option, Company RSU Award, warrant to purchase Company Shares or any other convertible security of Indigo in order to obtain any underlying Company Shares or (b) vote, or execute any consent with respect to, any Company Shares underlying any such Company Option, Company RSU Award, warrant to purchase Company Shares or any other convertible security of Indigo that have not yet been issued as of the applicable record date for such vote or consent.

Section 8.    Further Assurances. From time to time, at the request of the other party and without further consideration, each of Parent and the Stockholder, as applicable, shall execute and deliver such additional documents and take all such further action as may be reasonably necessary for Parent and the Stockholder to perform their respective obligations under this Agreement.

Section 9.    Termination. Other than with respect to this Section 9 and Section 11, which shall survive any termination of this Agreement, this Agreement will automatically terminate, without any further action by Parent or the Stockholder, upon the earliest to occur of the following (the time of such earliest occurrence, the “Expiration Time”):

(a)    the Merger Agreement being approved by the Required Vote of the stockholders of Indigo;

(b)    the date of termination of the Merger Agreement in accordance with its terms;

(c)    subject to compliance with Section 2(b) of this Agreement, the date on which the Stockholder ceases to Beneficially Own any Company Shares; and

(d)    the effectiveness of any modification, amendment or waiver to the Merger Agreement or any provision therein (in each case, as in effect on the date hereof), that (i) was not approved by the Stockholder and (ii) individually or in the aggregate, (A) alters or changes the amount, kind or value of the Merger Consideration to be paid to the Stockholder in connection with the Merger (except as expressly contemplated by the terms of the Merger Agreement), (B) modifies an existing condition to the consummation of the Merger or creates an additional condition to the consummation of the Merger that is material to the consummation of the Merger or is reasonably likely to cause the Closing to be prevented or materially delayed or (C) has, or is reasonably likely to have, an adverse and disproportionate effect on the Stockholder in comparison to other stockholders of Indigo; provided that no such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination; provided, however, that in the event (i) of any termination of the Merger Agreement under circumstances where the Termination Fee is payable to Parent, such Termination Fee is paid in full to Parent, and Parent does not refund the Termination Fee in its entirety to the Company in accordance with Section 7.3(d) of the Merger Agreement, Parent shall be precluded from any remedy against the Stockholder and the Stockholder shall have no further liability of any kind for any reason in connection with this Agreement, the Merger Agreement or the obligations and transactions contemplated hereby or thereby and (ii) of any termination of the Merger Agreement under circumstances where the Termination Fee is payable to Parent, such Termination Fee is paid in full to Parent, and Parent refunds the Termination Fee in its entirety to the Company in accordance with Section 7.3(d) of the Merger Agreement, Parent shall be precluded from any remedy against the Stockholder and the Stockholder shall have no further liability of any kind for any reason in connection with this Agreement, the Merger Agreement or the obligations and transactions contemplated hereby or thereby, other than with respect to claims for, arising out of, or in connection with fraud or willful and material breach of this Agreement by the Stockholder prior to such termination. Other than as expressly permitted by this Section 9, Parent agrees not to initiate any Legal Proceeding or otherwise seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the Stockholder or its Affiliates or any of their respective directors, officers, employees, partners, managements, members, stockholders or Affiliates or their respective representatives in connection with this Agreement, the Merger Agreement or the obligations and transactions contemplated hereby or thereby.

Section 10.    Waiver of Appraisal Rights and Certain Other Actions.

(a)    Waiver of Appraisal Rights. The Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have under applicable law, including Section 262 of the DGCL.

(b)    Waiver of Certain Other Actions. The Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action, derivative or otherwise, against Parent, Indigo, or any of their respective officers, directors, Subsidiaries or successors: (i) challenging the validity of, or seeking damages regarding or to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing); or (ii) to the fullest extent permitted under Law, alleging a breach of any duty of the Company Board or Parent in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby.

Section 11.    Miscellaneous.

(a)    Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)    Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email or facsimile transmission (provided that any notice received by email, facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(i)      If to Parent, to:

          c/o Merck KGaA

          Frankfurter Str. 250

          64293 Darmstadt

          Germany

          Attention:         Friederike Rotsch, Group General Counsel

          Email:               friederike.rotsch@merckgroup.com

(ii)     with a copy (which shall not constitute notice) to:

          Nixon Peabody LLP

          State Street

          Boston, Massachusetts 02109

          Attention:        David Martland

                                   Brian Krob

          Email:               dmartland@nixonpeabody.com

                                   bekrob@nixonpeabody.com

(iii)    If to the Stockholder, to the address for the Stockholder set forth on the signature pages hereto.

(c)    Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Parent and the Stockholder.

(d)    Successors and Assigns. No party may assign any of its, his or her rights or delegate any of its, his or her obligations under this Agreement without the prior written consent of the other parties, except Parent may, without the consent of the Stockholder, assign any of its rights and delegate any of its obligations under this Agreement to any controlled Affiliate of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of Company Shares consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of transferor under this Agreement.

(e)    No Ownership Interest. Except as otherwise specifically provided herein, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall not have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of Indigo or its Subsidiaries or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise specifically provided herein.

(f)    No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except (A) for such rights as may inure to a successor or permitted assignee under Section 11(d) and (B) such rights in favor of Indigo under Section 6(b), with respect to which the Stockholder and Parent agree that Indigo shall be an express third party beneficiary.

(g)    No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(h)    Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(i)    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(j)    Specific Performance; Remedies Cumulative. The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party hereto, in addition to any other rights and remedies which the parties hereto may have hereunder or at law or in equity, may, in his, her or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party hereto waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party hereto shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

(k)    No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his, her or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his, her or its right to exercise any such or other right, power or remedy or to demand such compliance.

(l)    Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties hereto agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 11(b) or in such other manner as may be permitted by applicable law, and nothing in this Section 11(l) shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the Federal Courts of the United States of America, the Federal Court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof (the “Chosen Courts”)) in the event any dispute or controversy arises out of this Agreement or the performance of a party’s obligations hereunder, or for recognition and enforcement of any judgment in respect thereof; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any actions or proceedings arising in connection with this Agreement or the performance of a party’s obligations hereunder shall be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action relating to this Agreement or the performance of a party’s obligations hereunder in any court other than the aforesaid courts. Each of Parent and the Stockholder agree that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(m)    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(n)    Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or his, her or its legal representative drafted the provision.

(o)    Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(p)    Capacity. The Stockholder is signing and entering into this Agreement solely in his, her or its capacity as the Beneficial Owner of the Shares and this Agreement shall only apply to actions taken or omitted to be taken by the Stockholder in such capacity and nothing herein shall (i) in any way limit or affect actions that may hereafter be taken or omitted to be taken by the Stockholder or any of his, her or its Representatives in such Person’s capacity as a director, officer, or employee of Indigo or any of its Subsidiaries, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (ii) be construed to prohibit, limit or restrict the Stockholder from exercising the Stockholder’s fiduciary duties as a director, officer or employee of Indigo or any of its Subsidiaries.

(q)    Counterparts. This Agreement may be executed by facsimile or PDF and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto. Facsimile, PDF or other electronically scanned and transmitted signatures shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

EMD GROUP HOLDING II, INC.

By:
Name:
Title:

[Signature Page to Company Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

STOCKHOLDER

Name:
[Title:]

Address:

Shares	Options	Restricted Stock Units
[●]	[●]	[●]

[Signature Page to Company Stockholder Support Agreement]

SPOUSAL CONSENT

I hereby acknowledge and consent to the terms of this Agreement solely with respect to the Shares of my spouse, including the grant of an irrevocable proxy in favor of Parent pursuant to this Agreement with respect to such Shares.

Signature of Spouse

Name of Spouse

[Signature Page to Company Stockholder Support Agreement]